Exhibit 10.21

J. Michael Pearson	14 Main St., Suite 140, Madison, New Jersey 07940
Chairman and Chief Executive Officer	973-549-5314 FAX 949-315-3590
www.valeant.com

November 10, 2011

Mr. Howard Schiller

Dear Howard:

This letter outlines the details of your employment with Valeant Pharmaceuticals International, Inc. (the “Company”), and your Company assignment.  Your employment with the Company will commence on December 1, 2011.

•      Title: Executive Vice President and Chief Financial Officer, reporting to the Chief Executive Officer.

•      Offices Location: You shall be based in the Company’s offices located in Bridgewater, New Jersey and Madison, New Jersey.

•      Base Salary:  $83,333.34 per month ($1,000,000 annualized) or such higher amount as established by the Board of Directors from time to time.

•      Annual Incentive:  You will be eligible to participate in the Company’s management bonus plan (and any successor thereto), including for the 2011 calendar year on a pro rata basis.  Your target bonus will be 60%, with the potential of 120%, of your base salary.  This plan is subject to change at the discretion of the Board of Directors, but your targets and potential bonus levels shall not be reduced.  Bonuses are payable at the time the other management bonuses are paid. To be eligible for any bonus payment, you must be employed by the Company, and you must not have given or received notice of the termination of your employment (other than a termination by the Company without Cause or a termination by you for Good Reason or as a result of death or a Disability termination) on the day on which the applicable bonus is paid to other members of the Company management.

•      Equity Awards:  You will receive the equity awards set forth below, effective on the date that is the later of your employment start date or the date (not later than fifteen (15) days following your employment start date) that the Talent and Compensation Committee approves the applicable awards set forth in this letter (the “Grant Date”):

Stock Options — On the Grant Date, you shall be granted options (the “Options”) under the Company’s 2011 Omnibus Incentive Plan (the “Plan”) to acquire 200,000 shares of the Company common stock (“Shares”).  The Options will vest over a four-year period (25% per year on each anniversary of the Grant Date), provided that, except as set forth herein, you are employed by the Company on the applicable vesting date, and shall have a term of ten (10) years.  Except as set forth below, if your employment terminates for any reason prior to the vesting date, your unvested Options will be forfeited (and, in the case of a termination of your employment for Cause, your vested Options will also be forfeited).  Notwithstanding anything to the contrary in the Plan, (i) if your employment is terminated by the Company without Cause or by you for Good Reason, all Options outstanding not previously vested will vest on the Termination Date (as defined below) and all Options shall remain exercisable for one year following the Termination Date (but in no event beyond the 10-year term of the Option) and (ii) if your employment is terminated by reason of your death or Disability, any Option outstanding shall vest in full and remain exercisable for the remainder of the term of the Option.  The exercise price of the Options shall be equal to the Market Price (as defined in the Plan) on the Grant Date.

The Company shall enter into a stock option award agreement with you for the above grant of Options, incorporating the terms set forth in this letter agreement and in the form of stock option award agreement annexed hereto as Exhibit A.

Performance Restricted Share Units. On the Grant Date you will also receive 90,000 performance-based restricted stock units under the Plan (the “Performance Share Units”), which shall vest as follows, provided that, except as set forth herein, you are continually employed by the Company through the applicable vesting date:

(i)         Single Vesting Share Price.

If at the date that is 3 months prior to the third anniversary of the Grant Date (the “First Primary Measurement Date”), the Adjusted Share Price (as defined below) equals or exceeds the Single Vesting Share Price (as defined below), you shall vest in 25% of the Performance Share Units.

If at the date that is the third anniversary of the Grant Date (the “Second Primary Measurement Date”), the Adjusted Share Price equals or exceeds the Single Vesting Share Price, you shall vest in an additional 50% of the Performance Share Units.

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If at the date that is 3 months following the third anniversary of the Grant Date (the “Third Primary Measurement Date”), the Adjusted Share Price equals or exceeds the Single Vesting Share Price, you shall vest in an additional 25% of the Performance Share Units.

(ii)        Double Vesting Share Price.

If at the First Primary Measurement Date, the Adjusted Share Price equals or exceeds the Double Vesting Share Price (as defined below), you shall vest in 50% of the Performance Share Units.

If at the Second Primary Measurement Date, the Adjusted Share Price equals or exceeds the Double Vesting Share Price, you shall vest in an additional 100% of the Performance Share Units.

If at the Third Primary Measurement Date, the Adjusted Share Price equals or exceeds the Double Vesting Share Price, you shall vest in an additional 50% of the Performance Share Units.

(iii)       Triple Vesting Share Price.

If at the First Primary Measurement Date, the Adjusted Share Price equals or exceeds the Triple Vesting Share Price (as defined below), you shall vest in 75% of the Performance Share Units.

If at the Second Primary Measurement Date, the Adjusted Share Price equals or exceeds the Triple Vesting Share Price, you shall vest in an additional 150% of the Performance Share Units.

If at the Third Primary Measurement Date, the Adjusted Share Price equals or exceeds the Triple Vesting Share Price, you shall vest in an additional 75% of the Performance Share Units.

(iv)       Performance Share Units that could have been vested under either of paragraphs (i), (ii), or (iii) that do not become vested on the First Primary Measurement Date, the Second Primary Measurement Date or the Third Primary Measurement Date, may become vested on each of the applicable dates that is one year following each such date, respectively, based upon the Adjusted Share Price on the applicable

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measurement date, provided that you are employed by the Company on such applicable vesting date. Any Performance Share Units that are not vested as of the date that is three months following the fourth anniversary of the Grant Date shall be immediately forfeited.

(v)        If the Adjusted Share Price on a measurement date set forth in clauses (i), (ii) and (iii), as well as clause (iv), is between the Single Vesting Share Price and the Double Vesting Share Price or is between the Double Vesting Share Price and the Triple Vesting Share Price, you shall vest in a number of Performance Share Units that is the mathematical linear interpolation between the number of Performance Share Units which would vest at defined ends of the applicable spectrum.

(vi)       “Adjusted Share Price” means the sum of (i) the average of the closing prices of Shares during the 20 consecutive trading days starting on the specified measurement date (or if such measurement date does not fall on a trading day, the immediately following trading day) (“Average Share Price”), and (ii) the value (applying the Average Share Price) that would be derived from the number of Shares (including fractions thereof) that would have been purchased had an amount equal to each dividend paid on a share of common stock after the Grant Date and on or prior to the applicable measurement date been deemed invested on the dividend payment date, based on the closing price of the common stock on such dividend payment date.  The Adjusted Share Price and Average Share Price shall be subject to equitable adjustment to reflect stock splits, stock dividends and other capital adjustments.

(vii)      “Single Vesting Share Price,” “Double Vesting Share Price” and “Triple Vesting Share Price” means the Adjusted Share Prices equal to a compound annual share price appreciation (the “Annual Compound TSR”) of 15%, 30% and 45%, respectively, as measured from a base price equal to the average of the closing prices of Shares during 20 consecutive trading days immediately prior to the Grant Date over a measurement period from the Grant Date to the last trading day of the period used to calculate the Adjusted Share Price. Such base price shall be subject to equitable adjustment to reflect stock splits, stock dividends and other capital adjustments (such price, as adjusted, the “Base Price”).

(viii)     Notwithstanding the foregoing vesting provisions of the Performance Share Units, if on any date between the date that is one year following

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the Grant Date and the Second Primary Measurement Date, the Adjusted Share Price on such date:

(A) exceeds a 30% Annual Compound TSR as measured through the Second Primary Measurement Date, then you will become vested in 90,000 of the Performance Share Units that could have been earned under clause (i) above;

(B) exceeds a 45% Annual Compound TSR as measured through the Second Primary Measurement Date, then you will become vested in the additional 90,000 of the Performance Share Units that could have been earned under clause (ii) above; and

(C) exceeds a 60% Annual Compound TSR as measured through the Second Primary Measurement Date, then you will become vested in the additional 90,000 of the Performance Share Units that could have been earned under clause (iii) above;

provided, however, that the vesting that takes place pursuant to this clause (viii) if the Adjusted Share Price target is achieved shall only take place the first time such Adjusted Share Price target is achieved on such vesting date, there is no interpolation of vesting pursuant to this clause (viii), and to vest in any of the Performance Share Units pursuant to this clause (viii) you must remain employed by the Company through the applicable vesting date.

(ix)       The Company shall distribute to you a number of Shares equal to the number of Performance Shares Units that become vested as soon as practicable (but in any event no later than 45 days) following the vesting date of such Performance Shares Units.

(x)        Notwithstanding anything to the contrary in the Plan, in the event of your death, the performance measures applicable to the Performance Share Units will be applied as though the date of death was the end of the 20 consecutive trading-day average measurement period, with the number of units calculated in a manner consistent with the vesting schedule described above, but based on the Annual Compound TSR determined through the date of death.  Notwithstanding the immediately preceding sentence, if death occurs prior to the date that is the one-year anniversary of the Grant Date, the measurement date will still be the date of death, but the Annual Compound TSR will be determined based on an assumed measurement period of one year.

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Any Performance Share Units that did not become vested prior to the date of death for a reason set forth in this clause (x) or that do not become vested as a result of this clause (x) shall be forfeited immediately following the date of death.

(xi)       Subject to clause (xii) below, and notwithstanding anything to the contrary in the Plan, in the event of an involuntary termination of your employment by the Company without Cause or by you with Good Reason, or in the event of your Disability (each as defined below), in each case, following the date that is the one-year anniversary of the Grant Date, the performance measures applicable to the Performance Share Units will be applied as though your employment Termination Date was the end of the 20 consecutive trading-day average measurement period, with the number of units calculated in a manner consistent with the vesting schedule described above, but based on the Annual Compound TSR determined through your Termination Date, provided, however, only a pro rata portion of such calculated Performance Share Units will vest upon termination.  Any Performance Share Units that did not become vested prior to your termination of employment for a reason set forth in this clause (xi) or that do not become vested as a result of this clause (xi) shall be forfeited immediately following the date of your termination of employment.  In the event of a termination of employment for a reason set forth in this clause (xi) that occurs prior to the date that is the one-year anniversary of the Grant Date, the award of Performance Share Units shall be forfeited.

(xii)      Notwithstanding anything to the contrary in the Plan, in the event of a Change in Control, the Performance Share Units will be converted into a number of time-based restricted stock units (the “Resulting RSUs”) determined by applying the performance measures applicable to the Performance Share Units as though the sum of (i) fair market value of the Company common stock on the date of the Change in Control and (ii) the value that would be derived from the number of Shares (including fractions thereof) that would have been purchased had an amount equal to each dividend paid on a Share after the Grant Date and on or prior to the applicable measurement date been deemed invested on the dividend payment date, based on the closing price of the Shares on such dividend payment date was the Adjusted Share Price, with the number of Resulting RSUs equal to the number of Performance Share Units that would have vested based on the Annual Compound TSR determined through the Change in Control.  Notwithstanding the immediately preceding sentence, if termination following a Change in Control occurs prior to the date that is the one-year anniversary of the Grant Date, the measurement date will still be

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the date of Change in Control, but the Annual Compound TSR will be determined based on an assumed measurement period of one year.  The Resulting RSUs will vest on Second Primary Measurement Date, subject to your continued employment; provided that in the event of an involuntary termination of your employment by the Company without Cause or a voluntary termination of your employment by you with Good Reason within the twelve (12) months following a Change in Control, the vesting and payment of such Resulting RSUs will be accelerated to your Termination Date.  Any Performance Share Units that did not become Resulting RSUs shall be forfeited on the Change in Control.  Any Resulting RSUs that did not become vested prior to your termination of employment for a reason set forth in this clause (xii) or that do not become vested as a result of this clause (xii) shall be forfeited immediately following the date of your termination of employment.

(xiii)     The Company shall enter into a restricted share unit award agreement with you for the above grant of Performance Share Units, incorporating the terms set forth in this letter agreement in the form of performance-based restricted share unit award agreement annexed hereto as Exhibit B.

Share Ownership Commitment.  Prior to the first anniversary of your start date, you shall purchase Shares with an aggregate purchase price of not less than $3,200,000. You also agree to comply with any future share ownership requirements adopted by the Company applicable to you, which shall be on the same terms as similarly situated executives of the Company.

Matching Grants for Share Purchases. In connection with such share ownership, you shall also be eligible to receive one matching share unit for each Share that you purchase, up to an aggregate purchase date Share value of $5,000,000.  Any such matching share units shall be granted under the Company’s matching share unit program in accordance with its terms as applied for similarly situated executives of the Company. The matching grant program grant form is annexed as Exhibit C.

•      Good Reason. You may terminate your employment for Good Reason (as defined below) by delivering to the Company a Notice of Termination (as defined below) not less than thirty (30) days prior to the termination of your employment for Good Reason. The Company shall have the option of terminating your duties and responsibilities prior to the expiration of such thirty-day notice period, subject to the payment by the Company of the compensation and benefits provided in this letter, on a termination without Cause. For purposes of this letter, “Good Reason” shall mean the occurrence of any of the events or conditions described in clauses (i) through (iii) immediately below which are not cured by the Company (if susceptible to cure by the Company) within thirty (30) days after the Company has received a “Notice of

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Termination,” which means a written notice provided by you within ninety (90) days of the initial existence of the event or condition constituting Good Reason specifying the particular events or conditions which constitute Good Reason and the specific cure requested by you.

(i)            Diminution of Responsibility. (A) any material reduction in your position, duties, responsibilities or authority as in effect immediately prior thereto, or (B) you reporting to anyone other than the Chief Executive Officer. For the avoidance of doubt, the term “Diminution of Responsibility” shall not include any such removal resulting from an agreed upon promotion, your death or Disability, the termination of your employment for Cause, or your termination of your employment other than for Good Reason;

(ii)           Compensation Reduction.  Any reduction in your then base salary or target bonus opportunity which is not comparable to reductions in the base salary or target bonus opportunity of other similarly situated senior executives at the Company;

(iii)          Company Breach. Any other material breach by the Company of any material provision of this letter, including but not limited to, relocation of your office to a location more than 50 miles from the Company’s office located in Madison, New Jersey.

•      Change in Control.  For purposes of this Agreement, a “Change in Control” shall mean any of the following events:

(i)            the acquisition (other than from the Company), by any person (as such term is defined in Section 13(c) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities;

(ii)           the individuals who, as of the date hereof, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board, unless the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, and such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; or

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(iii)          the closing of:

1.             a merger or consolidation involving the Company if the stockholders of the Company, immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation; or

2.             a complete liquidation or dissolution of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur pursuant to this letter agreement, solely because fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries or (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition.

•      Disability. The Company may terminate your employment, on written notice to you after having established your Disability and while you remain Disabled, subject to the payment by the Company to you of the applicable compensation and benefits provided pursuant to this letter agreement. For purposes of this letter agreement, “Disability” shall mean your inability to perform your material duties for 180 days in any 365-day period.

•      Cause. The Company may terminate your employment for “Cause”, subject to the payment by the Company to you of the applicable compensation and benefits provided in this letter agreement. “Cause” shall mean, for purposes of this letter and any grant agreements: (1) conviction of any felony (other than one related to a vehicular offense) or other criminal act involving fraud; (2) willful misconduct that results in a material economic detriment to the Company; (3) material violation of Company policies and directives, which is not cured after written notice and an opportunity for cure; (4) continued refusal by you to perform your duties after written notice identifying the deficiencies and an opportunity for cure; or (5) a material violation by you of any material covenants to the Company. No action or inaction shall be, or be deemed to be, willful if not demonstrably willful and if taken or not taken by you in good faith and with the understanding that such action or inaction was not adverse to the best interests of the Company. Reference in this paragraph to the Company shall also include direct and indirect subsidiaries of the Company, and materiality shall be measured based on the action or inaction and the impact upon the

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Company taken as a whole. The Company may suspend you, with pay, upon your indictment for the commission of a felony or indictable offense as described under clause (1) above. Such suspension may remain effective until such time as the indictment is either dismissed or a verdict of not guilty has been entered.

•      Employee and Executive Benefits. You will be eligible to participate in the employee benefit plans and programs generally made available to similarly situated employees of the Company on the terms and conditions applicable generally to such employees.  In addition, the Company shall reimburse you for incremental taxes incurred by you outside of the United States because of any services you provide to the Company outside of the United States or any business that the Company conducts outside of the United States, if such incremental amount during any tax year exceeds 1% or more of your average base salary for such tax year.  You shall be required to participate in any tax equalization program the Company may have in effect from time to time in order to qualify for the benefit described in the preceding sentence.

•      Reimbursement of Certain Expenses. The Company shall fully reimburse the reasonable fees of your counsel and financial advisor incurred in connection with the development and implementation of the terms of your employment and if such reimbursement is taxable income to you, an additional amount (paid at the same time) such that you have no out-of-pocket cost for the reimbursement of the additional payment.

•      Conditions to Reimbursement. The following provisions shall be in effect for any reimbursements (and in-kind benefits) to which you otherwise may become entitled under this letter, in order to assure that such reimbursements (and in-kind benefits) do not create a deferred compensation arrangement subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”):

(i)    The amount of reimbursements (or in-kind benefits) to which you may become entitled in any one calendar year shall not affect the amount of expenses eligible for reimbursement (or in-kind benefits) hereunder in any other calendar year.

(ii)   Each reimbursement to which you become entitled shall be made by the Company as soon as administratively practicable following your submission of the supporting documentation, but in no event later than the close of business of the calendar year following the calendar year in which the reimbursable expense is incurred.

(iii)  Your right to reimbursement (or in-kind benefits) cannot be liquidated or exchanged for any other benefit or payment.

•      At-Will Employment. Your employment with the Company is “at will”. This means that you or the Company have the option to terminate your employment at any time, with or without advance notice, and with or without Cause or with or without Good Reason. This offer of employment does not constitute an express or implied agreement of continuing or long term employment. The at will nature of your

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employment can be altered only by a written agreement specifying the altered status of your employment. Such written agreement must be signed by both you and the Chief Executive Officer.

•                  Severance Benefits. Notwithstanding the immediately preceding bullet paragraph, if your employment is terminated by the Company without Cause or by you for Good Reason, the Company shall have the following obligations:

(i)    The Company will pay you in a lump sum an amount equal to two times the sum of (A) your annual salary as of the date of termination, plus (B) your annual target bonus as of the date of your termination, provided that, if your termination occurs either in contemplation of a Change in Control or at any time within twelve (12) months following a Change in Control, the Company shall instead pay you an amount equal to three times the sum of (A) your annual salary as of the date of termination, plus (B) your annual target bonus as of the date of your termination. In the event your annual salary or annual target bonus had been reduced within the 180 days prior to your termination of employment, the pre reduction amount shall be deemed your annual salary or annual target bonus, as the case may be, for purposes of this subsection.

(ii)   The Company will promptly pay you any accrued but unpaid salary or vacation pay and, in accordance with the terms of the applicable plan any deferred compensation (collectively, the “Accrued Amounts”). The Company will also pay you pursuant to any plan or program, any amounts or benefits due thereunder in accordance with the terms thereof (collectively, the “Other Benefits”).  In addition, the Company will pay you any bonus earned but unpaid in respect of any fiscal year preceding the Termination Date. The Company will also pay you a bonus in respect of the fiscal year in which the Termination Date occurs, payable at the time the other management bonuses are paid, as though you had continued in employment until the payment of bonuses by the Company to its executives for such fiscal year, in an amount equal to the product of (A) the lesser of (x) the bonus that you would have been entitled to receive based on actual achievement against the stated performance objectives or (y) the bonus that you would have been entitled to receive assuming that the applicable performance objectives for such fiscal year were achieved at “target”, and (B) a fraction (i) the numerator of which is the number of days in such fiscal year through Termination Date and (ii) the denominator of which is 365; provided that, if your termination occurs either in contemplation of a Change in Control or at any time within twelve (12) months following a Change in Control, then in the foregoing calculation the amount under (A) shall be equal to (y).

(iii)  If you or your dependents elect to continue coverage under the Company’s group health and dental plans after your termination of employment in accordance with COBRA, you will be responsible for all premiums, provided that the Company will reimburse you for the Company portion of all such premiums (at the rate in effect at the time of your termination of employment) for twelve (12) months after your termination of employment.

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(iv)  The Company shall provide outplacement services through one or more outside firms of your choosing up to an aggregate of $20,000, which services shall extend until the earlier of (i) 12 months following the termination of your employment or (ii) the date that you secure full time employment.

(v)   Equity will be treated as provided in the applicable grant, provided that any grant described herein will be treated as provided herein.

Notwithstanding anything herein to the contrary, the Company shall have no obligation to pay or provide any of the severance benefits set forth in this letter (other than Accrued Amounts and the Other Benefits) and shall have no obligations to you in respect of the termination of your employment save and except for obligations that are expressly established by applicable employment standards legislation or as otherwise set forth in the release, unless you execute and deliver, within 60 days of the date of your termination, and do not revoke, a general release in the form annexed hereto as Exhibit D and any revocation period set forth in the release has lapsed. The Company shall pay the lump sum cash severance benefits due under clause (i) above within 10 business days following the satisfaction of all of the conditions set forth in the preceding sentence, and with respect to any payment subject to the release that is (a) paid in installments that would otherwise commence prior to the satisfaction of all of the conditions set forth in the preceding sentence, the first payment of any such payment shall be made within 10 business days following the satisfaction of all of the conditions set forth in the preceding sentence, and will include payment of any amounts that were otherwise due prior thereto, or (b) paid in a lump sum that would otherwise be paid prior to the satisfaction of all of the conditions set forth in the preceding sentence, such payment shall be made within 10 business days following the satisfaction of all of the conditions set forth in the preceding sentence. You shall not be required to mitigate the amount of any severance payment provided for under this letter by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to you in any subsequent employment.

Notwithstanding anything herein to the contrary, in no event shall the timing of your execution of the general release, directly or indirectly, result in you designating the calendar year of payment to the extent such designation would result in a violation of Section 409A, and if a payment that is subject to execution of the general release could be made in more than one taxable year, to the extent required to avoid a violation of Section 409A, payment shall be made in the later taxable year.

In the event of your death or Disability termination, you will receive the Accrued Amounts and the Other Benefits, and your equity will be treated as provided in the applicable grant, provided that any grant described herein will be treated as provided herein.

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It is understood that, during your employment by the Company, you will not engage in any activities that constitute a conflict of interest with the interests of the Company, as outlined in the Company’s conflict of interest policies for employees and executives in effect from time to time.

•                  Covenant Not to Solicit. To protect the confidential information and other trade secrets of the Company and its affiliates, you agree, during your employment with the Company or any of its affiliates and for a period of twelve (12) months after your cessation of employment with the Company or any of its affiliates, not to solicit, attempt to solicit, or participate in or assist in any way in the solicitation or attempted solicitation of any employees or independent contractors of the Company or any of its affiliates. For purposes of this covenant, “solicit” or “solicitation” means directly or indirectly influencing or attempting to influence employees of the Company or any of its affiliates to become employed with any other person, partnership, firm, corporation or other entity. You agree that the covenants contained in this paragraph are reasonable and necessary to protect the confidential information and other trade secrets of the Company and its affiliates, provided, that solicitation through general advertising or the provision of references shall not constitute a breach of such obligations.  For purposes of this paragraph, an “affiliate” shall mean any direct or indirect subsidiary of the Company or any joint venture or collaboration in which any such entity or the Company participates.

•                  Remedies for Breach of Obligations Under the Covenants Not to Solicit Above. It is the intent and desire of you and the Company (and its affiliates) that the restrictive provisions in the paragraph captioned “Covenant Not to Solicit” above be enforced to the fullest extent permissible under the laws and public policies as applied in each jurisdiction in which enforcement is sought. If any particular provision in such paragraph shall be determined to be invalid or unenforceable, such covenant shall be amended, without any action on the part of either party hereto, to delete therefrom the portion so determined to be invalid or unenforceable, such deletion to apply only with respect to the operation of such covenant in the particular jurisdiction in which such adjudication is made. Your obligations under the two preceding paragraphs shall survive the termination of your employment with or any other employment arrangement with the Company or any of its affiliates.  You acknowledge that the Company or its affiliates will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if you breach your obligations under the paragraph captioned “Covenant Not to Solicit” above. Accordingly, you agree that the Company and its affiliates will be entitled, in addition to any other available remedies, to obtain injunctive relief against any breach or prospective breach by you of your obligations under either such paragraph in any Federal or state court sitting in the State of New Jersey, or, at the Company’s (or its affiliate’s) election, in any other state or jurisdiction in which you maintain your principal residence or your principal place of business. You agree that the Company or its affiliates may seek the remedies described in the preceding sentence notwithstanding any arbitration or mediation agreement that you may enter into with the Company or any of its affiliates. You hereby submit to the non-exclusive jurisdiction of all those courts for the purposes of

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any actions or proceedings instituted by the Company or its affiliates to obtain that injunctive relief, and you agree that process in any or all of those actions or proceedings may be served by registered mail, addressed to the last address provided by you to the Company or its affiliates, or in any other manner authorized by law.

•                  Indemnification.  The Company agrees to indemnify and hold you harmless to the fullest extent permitted by applicable law, as in effect at the time of the subject act or omission.  In connection therewith, Executive shall be entitled to the protection of any insurance policies which the Company elects to maintain generally for the benefit of the Company’s directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by Executive in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company. This provision shall survive any termination of the Employment Term.

•                  Section 409A. The parties intend for the payments and benefits under this Agreement to be exempt from Section 409A or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception.  For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation.  Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this letter during the six-month period immediately following your separation from service shall instead be paid on the first business day after the date that is six months following your Termination Date (or death, if earlier), with interest from the date such amounts would otherwise have been paid at the short-term applicable federal rate, compounded semi-annually, as determined under Section 1274 of the Internal Revenue Code of 1986, as amended, for the month in which payment would have been made but for the delay in payment required to avoid the imposition of an additional rate of tax on you under Section 409A.

•                  Withholding Taxes.  All payments to you or your beneficiary under this letter agreement shall be subject to withholding on account of federal, state and local taxes as required by law.

•                  Consulting:  It is recognized that you have two current consulting/advisory projects that you are currently performing. You have discussed the details of these with the Company and you may continue to work on these projects through December 31, 2012, so long as they do not materially interfere with the performance of your duties to the Company.

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It is understood that you are required to read, review, agree, sign and return the Company’s customary on-boarding documentation.

Except as specifically described in the following sentence, the terms of this letter constitute the entire agreement between the Company and you with respect to the subject matter hereof, superseding all prior agreements and negotiations  This letter is governed by the laws of the State of New Jersey. This agreement may not be modified or terminated orally but only by a written document signed by the party to be charged.  The agreement may not be assigned by either party without the consent of the other, except it may be assigned by the Company to a successor, or an acquirer of all or substantially all of its assets, in each case, who assumes the agreement in a writing delivered to you.  All currency amounts set forth in the letter agreement refer to U.S. dollars.

As confirmation of acceptance of this employment offer, please sign this letter indicating your agreement and acceptance of the terms and conditions of employment. In addition, please mail the original signed offer letter in the envelope provided. A duplicate copy of this offer letter is included for your records.

Sincerely,

Valeant Pharmaceuticals International, Inc.

By:	/s/ J. Michael Pearson
J. Michael Pearson
Chairman and Chief Executive Officer

/s/ Howard Schiller
Howard Schiller

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Exhibit A

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.
STOCK OPTION GRANT AGREEMENT
(NONSTATUTORY STOCK OPTION)
2011 OMNIBUS INCENTIVE PLAN

Valeant Pharmaceuticals International, Inc. (the “Company”), pursuant to its 2011 Omnibus Incentive Plan (the “Plan”), hereby grants to Optionholder an option to purchase the number of Common Shares set forth below (the “Award”).  This Award is subject to all of the terms and conditions as set forth herein (the “Agreement”) and in the Plan, which is incorporated herein in its entirety.  Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan.  In the event of any conflict between the terms in the Agreement and the Plan, the terms of the Plan shall control.  For the avoidance of doubt, any terms contained in the Agreement but are not in the Plan shall not constitute a conflict and such terms in the Agreement shall control.

Optionholder:
Equity Grant Date:
Number of Shares Subject to Option:
Exercise Price (Per Share):	$
Total Exercise Price:	$
Expiration Date:

Type of Grant:	☒ Nonstatutory Stock Option

Exercise Schedule:	Same as Vesting Schedule

Vesting Schedule:	The option subject to this Award shall vest in accordance with the following vesting schedule, provided that Optionholder’s employment shall continue until each vesting date:

• 1/4th of the shares vest on the first anniversary of the Equity Grant Date.
• 1/4th of the shares vest on the second anniversary of the Equity Grant Date.
• 1/4th of the shares vest on the third anniversary of the Equity Grant Date.
• 1/4th of the shares vest on the fourth anniversary of the Equity Grant Date.

Payment:	By one or a combination of the following methods of payment (described in the Stock Option Agreement):

☒ Cash or check
☒ Bank draft or money order payable to the Company
☒ Pursuant to a Regulation T program (cashless exercise) if the shares are publicly traded
☒ Delivery of already-owned shares if the shares are publicly traded
☒ Net exercise

The details of your option are as follows:

1.                                      VESTING.

(a)                                  In General.  Subject to the provisions of the Plan and the limitations contained herein, your option will vest as provided above, provided that vesting will cease upon the termination of your employment, and unvested options will be forfeited (and, in the case of termination for Cause, your vested options will also be forfeited).

(b)                                  Vesting Acceleration.  Notwithstanding the foregoing and any other provisions of the Plan to the contrary, in the event that (i) your employment is terminated (x) by the Company without Cause or (y) by you for Good Reason, or (ii) your employment is terminated by the Company due to your death or your Disability, then the vesting and exercisability of 100% of the then unvested Common Shares subject to your option shall be accelerated in full.

2.                                      NUMBER OF SHARES AND EXERCISE PRICE.  The number of Common Shares subject to your option and your exercise price per share referenced above may be adjusted from time to time for capital adjustments.

3.                                      METHOD OF PAYMENT.  Payment of the exercise price is due in full upon exercise of all or any part of your option.  You may elect to make payment of the exercise price of your option in cash or by check or in any other manner permitted above, which may include one or more of the following:

(a)                                  Bank draft or money order payable to the Company.

(b)                                  Provided that at the time of exercise the Common Shares are publicly traded and quoted regularly in The Wall Street Journal, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Shares, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.

(c)                                  Provided that at the time of exercise the Common Shares are publicly traded and quoted regularly in The Wall Street Journal, by delivery to the Company (either by actual delivery or attestation) of already-owned Common Shares either that you have held for the period required to avoid a charge to the Company’s reported earnings (generally six (6) months) or that you did not acquire, directly or indirectly from the Company, that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Market Price on the date of exercise.  “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your option, shall include delivery to the Company of your attestation of ownership of such Common Shares in a form approved by the Company.  Notwithstanding the foregoing, you may not exercise your option by tender to the Company of Common Shares to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

(d)                                  By a “net exercise” arrangement pursuant to which the Company will reduce the number of Common Shares issued upon exercise of your option by the largest whole number of Common Shares with a Market Price that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from you to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole Common Shares to be issued; provided further, however, that Common Shares will no longer be outstanding under your option and will not be exercisable thereafter to the extent that (i) Common Shares are used to pay the exercise price pursuant to the “net exercise,” (ii) Common Shares are delivered to you as a result of such exercise, and (iii) Common Shares are withheld to satisfy tax withholding obligations.

4.                                      WHOLE SHARES.  You may exercise your option only for whole Common Shares.

5.                                      SECURITIES LAW COMPLIANCE.  Notwithstanding anything to the contrary contained herein, you may not exercise your option unless the Common Shares issuable upon such exercise are then registered under the Securities Act of 1934 as amended (the “Securities Act”) or, if such Common Shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act.  The exercise of your option also must comply with other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

6.                                      TERM.  You may not exercise your option before it becomes vested and exercisable or after the expiration of its term.  The term of your option commences on the Equity Grant Date and, except as provided otherwise in Section 7(a) of the Plan, expires upon the earliest of the following:

(a)                                  the Expiration Date indicated above;

(b)                                  your termination of employment, in the event your employment is terminated for Cause;

(c)                                  the Expiration Date indicated above, in the event your employment is terminated due to your death or your Disability; or

(d)                                  twelve (12) months following your termination of employment, in the event your employment is terminated (x) by the Company without Cause or (y) by you for Good Reason.

7.                                      EXERCISE.  You may exercise the vested portion of your option during its term by delivering a notice (in a form designated by the Company) together with the exercise price to the Company’s Plan administrator, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

8.                                      TRANSFERABILITY.

(a)                                  Restrictions on Transfer.  Your option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during your lifetime only by you; provided, however, that the Company’s Board of Directors (the “Board”) may, in its sole discretion, permit you to transfer your option in a manner consistent with applicable tax and securities laws upon your request.

(b)                                  Domestic Relations Orders.  Notwithstanding the foregoing, your option may be transferred pursuant to a domestic relations order.

(c)                                  Beneficiary Designation.  Notwithstanding the foregoing, you may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option.

9.                                      CHANGE OF CONTROL.  Upon the occurrence of a Change of Control, at the election of the Company, your option shall either be (i) cancelled in exchange for a cash payment based in the case of any merger transaction on the price received by shareholders in the transaction constituting the Change of Control or in the case of any other event that constitutes a Change of Control, the closing price of a share on the date such Change of Control occurs (minus the applicable exercise price per share) or (ii) converted into options in respect of the common stock of the acquiring entity (in a merger or otherwise) on the basis of the relative values of such stock and the shares at the time of the Change of Control; provided that clause (ii) shall only be applicable if the common stock of the acquiring entity is publicly traded on an established securities market on the date on which such Change of Control is effected.

10.                               OPTION NOT A SERVICE CONTRACT.  Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company, or of the Company to continue your employment.  In addition, nothing in your option shall obligate the Company, their respective stockholders, boards of directors or employees to continue any relationship that you might have as an employee for the Company.

11.                               WITHHOLDING OBLIGATIONS.

(a)                                  At the time you exercise your option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company, if any, which arise in connection with the exercise of your option.

(b)                                  Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable legal conditions or restrictions, the Company may withhold from fully vested Common Shares otherwise issuable to you upon the exercise of your option a number of whole Common Shares having a Market Price, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid variable award accounting).  Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

12.                               NOTICES.  Any notices provided for in your option or the Plan shall be given in writing and shall be deemed effectively given upon your receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the mail, postage prepaid, addressed to you at the last address you provided to the Company.

13.                               HEADINGS.  The headings of the Sections in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.

14.                               AMENDMENT.  Nothing in this Agreement shall restrict the Company’s ability to exercise its discretionary authority pursuant to Section 4 of the Plan; provided, however, that no such action may, without your consent, adversely affect your rights under your option.  Without limiting the foregoing, the Board (or appropriate committee thereof) reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change will be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.

15.                               MISCELLANEOUS.

(a)                                  The rights and obligations of the Company under your option shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b)                                  You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your option.

(c)                                  You acknowledge and agree that you have reviewed your option in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your option and fully understand all provisions of your option.

(d)                                  This Agreement will be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)                                  All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

16.                               GOVERNING PLAN DOCUMENT.  Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan.  In the event of any conflict between the provisions of your option and those of the Plan, the provisions of the Plan shall control.  The Board (or appropriate committee thereof) will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Board (or appropriate committee thereof) will be final and binding upon you, the Company and all other interested persons. No member of the Board (or appropriate committee thereof) will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

17.                               EFFECT ON OTHER EMPLOYEE BENEFIT PLANS.  The value of the Award subject to this Agreement will not be included as compensation, earnings, salaries or other similar terms used when calculating the employee’s benefits under any employee benefit plan sponsored by the Company except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify or terminate any of the Company’s employee benefit plans.

18.                               CHOICE OF LAW.  The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the Province of Ontario and the laws of Canada.

19.                               SEVERABILITY.  If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner that will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

Exhibit B

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.
SHARE UNIT GRANT AGREEMENT (PERFORMANCE VESTING)
(PERFORMANCE RESTRICTED SHARE UNITS)
(2011 Omnibus Incentive Plan)

Valeant Pharmaceuticals International, Inc. (the “Company”), pursuant to Section 7(c)(v) of the Company’s 2011 Omnibus Incentive Plan (including the Addendum thereto) (the “Plan”), hereby awards to Participant a Share Unit in the amount set forth below convertible into an equivalent number of Common Shares (the “Award”).  This Award is subject to all of the terms and conditions as set forth herein (the “Agreement”) and in the Plan, which is incorporated herein in its entirety.  Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan.  In the event of any conflict between the terms in the Agreement and the Plan, the terms of the Plan shall control.  For avoidance of doubt, any terms contained in the Agreement but are not in the Plan shall not constitute a conflict and such terms in the Agreement shall control.

Participant:
Equity Grant Date:
Number of Share Units Subject to Award:

The details of your Award are as follows.

1.                                      CONSIDERATION.  Consideration for this Award is satisfied by your services to the Company.

2.                                      VESTING.

(a)                                  In General. Subject to the provisions of the Plan and the acceleration provisions contained herein, your Award will vest as follows, provided that vesting will cease upon termination of your employment.  Any Share Units that did not become vested prior to your termination of employment or that do not become vested according to the provisions in this Section 2 shall be forfeited immediately following the date of your termination of employment.  The Share Units subject to this Award shall vest in accordance with the following performance thresholds, provided that Participant’s employment continues until each vesting date:

(i)                 Single Vesting Share Price

If at the date that is 3 months prior to the third anniversary of the Equity Grant Date (the “First Primary Measurement Date”), the Adjusted Share Price (as defined below) equals or exceeds the Single Vesting Share Price (as defined below), Participant shall vest in 25% of the Share Units subject to the Award.

If at the date that is the third anniversary of the Equity Grant Date (the “Second Primary Measurement Date”), the Adjusted Share Price equals or exceeds the Single Vesting Share Price, Participant shall vest in an additional 50% of the Share Units subject to the Award.

If at the date that is 3 months following the third anniversary of the Equity Grant Date (the “Third Primary Measurement Date”), the Adjusted Share Price equals or exceeds the Single Vesting Share Price, Participant shall vest in an additional 25% of the Share Units subject to the Award.

(ii)              Double Share Vesting Price

If at the First Primary Measurement Date, the Adjusted Share Price equals or exceeds the Double Vesting Share Price (as defined below), Participant shall vest in 50% of the Share Units subject to the Award.

If at the Second Primary Measurement Date, the Adjusted Share Price equals or exceeds the Double Vesting Share Price, Participant shall vest in an additional 100% of the Share Units subject to the Award.

If at the Third Primary Measurement Date, the Adjusted Share Price equals or exceeds the Double Vesting Share Price, Participant shall vest in an additional 50% of the Share Units subject to the Award.

(iii)           Triple Vesting Share Price

If at the First Primary Measurement Date, the Adjusted Share Price equals or exceeds the Triple Vesting Share Price (as defined below), Participant shall vest in 75% of the Share Units subject to the Award.

If at the Second Primary Measurement Date, the Adjusted Share Price equals or exceeds the Triple Vesting Share Price, Participant shall vest in an additional 150% of the Share Units subject to the Award.

If at the Third Primary Measurement Date, the Adjusted Share Price equals or exceeds the Triple Vesting Share Price, Participant shall vest in an additional 75% of the Share Units subject to the Award.

(iv)          Additional Vesting

Any Share Units that could have been vested under any of clauses (i), (ii) or (iii) above that do not become vested on the First Primary Measurement Date, the Second Primary Measurement Date or the Third Primary Measurement Date, may become vested on each of the applicable dates that is one year following each such date, respectively, based upon the Adjusted Share Price on the applicable measurement date, provided that Participant remains employed by the Company through the applicable vesting date.

(v)             Interpolation

If the Adjusted Share Price on a measurement date set forth in clauses (i), (ii) and (iii), as well as clause (iv), is between the Single Vesting Share Price and the Double Vesting Share Price or is between the Double Vesting Share Price and the Triple Vesting Share Price, Participant shall vest in a number of Share Units that is the mathematical linear interpolation between the number of Share Units which would vest at defined ends of the applicable spectrum.

(vi)          Accelerated Vesting

Notwithstanding the foregoing vesting provisions, if on any date between the date that is one year following the Equity Grant Date and the Second Primary Measurement Date, the Adjusted Share Price on such date:

(A) exceeds $        , then Participant will become vested in [Insert # of Share Units subject to the Award] of the Share Units that could have been earned under clause (i) above;

(B) exceeds $        , then Participant will become vested in the additional [Insert # of Share Units subject to the Award] of the Share Units that could have been earned under clause (ii) above; and

(C) exceeds $        , then Participant will become vested in the additional [Insert # of Share Units subject to the Award] of the Share Units that could have been earned under clause (iii) above;

provided, that the vesting that takes place pursuant to this clause (vi) if the Adjusted Share Price target is achieved shall only take place the first time such Adjusted Share Price target is achieved on such vesting date, there is no interpolation of vesting pursuant to this clause (vi), and to vest in any of the Share Units pursuant to this clause (vi) the Participant must remain employed by the Company on the applicable vesting date.

(vii)       Forfeiture

Any Share Units that are not vested as of the date that is one year following the Third Primary Measurement Date shall be immediately forfeited.

(viii) Definitions

For purposes of this Agreement, the following terms shall have the following meanings:

(A)  “Adjusted Share Price” means the sum of (x) the average of the closing prices of the Common Shares during the 20 consecutive trading days starting on the specified measurement date (or if such measurement date does not fall on a trading day, the immediately following trading day) (“Average Share Price”); and (y) the value (applying the Average Share Price) that would be derived from the number of Common Shares (including fractions thereof) that would have been purchased had an amount equal to each dividend paid on a Common Share after the Equity Grant Date and on or prior to the applicable measurement date been deemed invested on the dividend payment date, based on the closing price of the Common Shares on such dividend payment date.  The Adjusted Share Price and the Average Share Price shall be subject to equitable adjustment to reflect stock splits, stock dividends and other capital adjustments.

(B)  “Single Vesting Share Price,” “Double Vesting Share Price” and “Triple Vesting Share Price” means the Adjusted Share Prices equal to a compound annual share price appreciation (the “Annual Compound TSR”) of 15%, 30% and 45%,

respectively, as measured from a base price of $[XX](1) over a measurement period from the Equity Grant Date to the last trading day of the period used to calculate the Adjusted Share Price.  Such base price shall be subject to equitable adjustment to reflect stock splits, stock dividends and other capital adjustments.

(b)                                  Vesting Acceleration in Event of Death.  Notwithstanding the foregoing and any other provisions of the Plan to the contrary, in the event that your employment is terminated by the Company due to your death after the first anniversary of the Equity Grant Date, the performance thresholds applicable to the Share Units will be applied as though the date of termination was the end of the twenty consecutive trading-day average measurement period and the Share Units so earned will vest in a manner consistent with the vesting thresholds described in Section 2(a) of this Agreement (e.g., the number of Share Units subject to the Award specified above at an Annual Compound TSR of 15%, two times the number of Share Units subject to the Award specified above at an Annual Compound TSR of 30%, and three times the number of Share Units subject to the Award specified above at an Annual Compound TSR of 45%; provided that you will vest in a number of Share Units that is the mathematical linear interpolation between the number of Share Units which would vest for performance between the Annual Compound TSR thresholds), but based on the Annual Compound TSR determined through the date of termination.  Notwithstanding the immediately preceding sentence, if death occurs prior to the first anniversary of the Equity Grant Date, the measurement date will still be the date of termination, but the Annual Compound TSR will be determined based on an assumed measurement period of one year.

(c)                                  Vesting Acceleration in Event of Disability or Termination by the Company Without Cause or by You for Good Reason.  Notwithstanding the foregoing and any other provisions of the Plan to the contrary and subject to Section 2(d) below, in the event that your employment is terminated by the Company without Cause or by you for Good Reason, or in the event of your Disability, in each case, following the date that is the one-year anniversary of the Equity Grant Date, the performance thresholds applicable to the Share Units will be applied as though your Termination Date was the end of the twenty consecutive trading-day average measurement period and the Share Units so earned will vest in a manner consistent with the vesting thresholds described in Section 2(a) of this Agreement, but based on the Annual Compound TSR determined through your Termination Date, provided, however, that in the event you are entitled to benefits pursuant to this Section 2(c), only a pro rata portion of such calculated Share Units will vest upon termination based on a fraction, the numerator of which is the number of days from the Equity Grant Date through the Termination Date, and the denominator of which is the number of days from the Equity Grant Date through the third anniversary of the Equity Grant Date.  Notwithstanding the immediately preceding sentence, if termination of employment for a reason set forth in this Section 2(c) occurs prior to the first anniversary of the Equity Grant Date, the Share Units will be forfeited.

(d)                                  Treatment of Share Units in Event of Change of Control. Notwithstanding the foregoing and any other provisions of the Plan to the contrary, in the event of a Change of Control, the Share Units will be converted into a number of time-based restricted stock units (the “Resulting RSUs”), determined by applying the performance thresholds applicable to the Share Units as though the sum of (i) fair market value of the Common Shares on the date of the Change of Control and (ii) the value that would be derived from the number of Common Shares (including fractions thereof) that would have been purchased had an amount equal to each dividend paid on a Common Share after the Equity Grant Date

(1)                                  The number is equal to the average of the closing prices of Common Shares during 20 consecutive trading days immediately prior to the Equity Grant Date.

and on or prior to the applicable measurement date been deemed invested on the dividend payment date, based on the closing price of the Common Shares on such dividend payment date was the Adjusted Share Price, with the number of Resulting RSUs equal to the number of Share Units that would have vested based on the Annual Compound TSR determined through the Change of Control.  Notwithstanding the immediately preceding sentence, if termination following a Change of Control occurs prior to the first anniversary of the Equity Grant Date, the measurement date will still be the date of the Change of Control, but the Annual Compound TSR will be determined based on an assumed measurement period of one year.  The Resulting RSUs will vest on the third anniversary of the Equity Grant Date, subject to your continued employment; provided that in the event of involuntary termination of your employment by the Company without Cause or by you with Good Reason within the twelve (12) months following a Change of Control, the vesting and payment of such Resulting RSUs will be accelerated to your Termination Date.  Any Share Units that did not become Resulting RSUs will be forfeited on a Change of Control.

3.                                      COMMON SHARE OWNERSHIP REQUIREMENTS.  You agree to comply with any Common Share ownership requirements adopted by the Company applicable to you, which shall be on the same terms as similarly situated executives of the Company.

4.                                      DISTRIBUTION OF COMMON SHARES.  The Company will deliver to you a number of Common Shares equal to the number of vested Share Units subject to your Award as soon as practicable, but in any event no later than forty five (45) days following the date of vesting.

5.                                      NUMBER OF SHARES.   The number of Common Shares subject to your Award may be adjusted from time to time for capital adjustments, as provided in the Plan.  The Company will establish a bookkeeping account to reflect the number of Share Units standing to your credit from time to time.  However, you will not be deemed to be the holder of, or to have any of the rights of a shareholder with respect to, any Common Shares subject to your Award (including but not limited to shareholder voting rights) unless and until the shares have been delivered to you in accordance with Section 4 of this Agreement.

6.                                      DIVIDEND EQUIVALENTS.  The bookkeeping account maintained for the Award granted pursuant to this Agreement shall, until the vesting date or termination and cancellation or forfeiture of the Share Units pursuant to the terms of the Plan, be allocated additional Share Units on the payment date of dividends on the Company’s Common Shares. Such dividends will be converted into additional Common Shares covered by the Share Units by dividing (i) the aggregate amount or value of the dividends paid with respect to that number of Common Shares equal to the number of shares covered by the Share Units by (ii) the Market Price per Common Share on the payment date for such dividend. Any such additional Share Units shall have the same vesting dates and vest in accordance with the same terms as the Share Units granted under this Agreement

7.                                      COMPLIANCE WITH SECTION 409A OF THE INTERNAL REVENUE CODE.  This Agreement is intended to comply with the requirements of section 409A of the Code and its corresponding regulations and related guidance, and shall in all respects be administered and interpreted in accordance with such requirements.  Notwithstanding any provision in this Agreement to the contrary, settlement of vested Share Units to Common Shares may only be made under this Agreement upon an event or in a manner permitted by section 409A of the Code.  Settlement and delivery of Common Shares on account of a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code and, if you are a “specified employee” (as defined in section 409A of the Code and determined in the sole discretion of the Company in accordance with the requirements of section 409A of the Code) at the time of your separation from service, in no event may settlement and delivery of Common Shares on account of your separation from service occur prior to the date which is six months following your separation from service.  In no event may you designate the calendar year of settlement and delivery of Common Shares.

8.                                      SECURITIES LAW COMPLIANCE.  You may not be issued any Common Shares under your Award unless the shares are either (i) then registered under the Securities Act of 1934 as amended (the “Securities Act”), or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act.  Your Award must also comply with other applicable laws and regulations governing the Award, and you shall not receive such shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.

9.                                      RESTRICTIVE LEGENDS.  The Common Shares issued under your Award shall be endorsed with appropriate legends, if any, determined by the Company.

10.                               TRANSFERABILITY.  Your Award is not transferable, except by will or by the laws of descent and distribution.  Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, will thereafter be entitled to receive any distribution of Common Shares pursuant to Section 4 of this Agreement.

11.                               AWARD NOT A SERVICE CONTRACT.  Your Award is not an employment or service contract, and nothing in your Award will be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company, or on the part of the Company to continue such service.  In addition, nothing in your Award will obligate the Company, their respective shareholders, boards of directors or employees to continue any relationship that you might have as an employee of the Company.

12.                               UNSECURED OBLIGATION.  Your Award is unfunded, and as a holder of a vested Share Unit, you will be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue Common Shares pursuant to this Agreement.  You will not have voting or any other rights as a shareholder of the Company with respect to the Common Shares subject to your Award until such Common Shares are issued to you pursuant to Section 4 of this Agreement.  Upon such issuance, you will obtain full voting and other rights as a shareholder of the Company.  Nothing contained in this Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

13.                               WITHHOLDING OBLIGATIONS.  On or before the time you receive a distribution of Common Shares pursuant to your Award, or at any time thereafter as requested by the Company, you hereby authorize any required withholding from the Common Shares, payroll and any other amounts payable or issuable to you and/or otherwise agree to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company which arise in connection with your Award (the “Withholding Taxes”).  Participant may direct the Company to (i) withhold, from Common Shares otherwise issuable upon settlement of the Award, a portion of those Common Shares with an aggregate Market Price (defined as in Section 3 of the Plan but measured as of the delivery date) equal to the amount of the applicable withholding taxes; provided, however, that the number of such Common Shares so withheld shall not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding tax rates, and (ii) make a cash payment equal to such fair market value directly to the appropriate taxing authorities, as provided in the Agreement.

14.                               NOTICES.  Any notices provided for in your Award or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the mail, postage prepaid, addressed to you at the last address you provided to the Company.

15.                               HEADINGS.  The headings of the Sections in this Agreement are inserted for convenience only and will not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.

16.                               AMENDMENT.  Nothing in this Agreement shall restrict the Company’s ability to exercise its discretionary authority pursuant to Section 4 of the Plan; provided, however, that no such action may, without your consent, adversely affect your rights under your Award and this Agreement.  Without limiting the foregoing, the Company’s Board (or appropriate committee thereof) reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change will be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.

17.                               MISCELLANEOUS.

(a)                                  The rights and obligations of the Company under your Award will be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b)                                  You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c)                                  You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

(d)                                  This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)                                  All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

18.                               GOVERNING PLAN DOCUMENT.  Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan.  In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan will control; provided, however, that Section 4 of this Agreement will govern the timing of any distribution of Common Shares under your Award.  The Board (or appropriate committee thereof) will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Board (or appropriate committee thereof) will be final and binding upon you, the Company, and all other interested persons. No member of the Board (or appropriate committee thereof) will be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

19.                               EFFECT ON OTHER EMPLOYEE BENEFIT PLANS.  The value of the Award subject to this Agreement will not be included as compensation, earnings, salaries, or other similar terms used when calculating the employee’s benefits under any employee benefit plan sponsored by the Company except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s employee benefit plans.

20.                               CHOICE OF LAW.  The interpretation, performance and enforcement of this Agreement will be governed by the laws of the Province of Ontario and the laws of Canada.

21.                               SEVERABILITY.  If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

Exhibit C

VALEANT PHARMACEUTICALS INTERNATIONAL

2011 OMNIBUS INCENTIVE PLAN

MATCHING RESTRICTED STOCK UNIT AWARD AGREEMENT
(MATCHING UNITS)

Valeant Pharmaceuticals International, Inc. (the “Company”), pursuant to the Company’s 2011 Omnibus Incentive Plan (the “Plan”), hereby awards to Participant a Restricted Stock Unit Award in the form of matching share units (the “Matching Restricted Stock Units” or the “Award”), payable in common shares of the Company (“Common Shares”), covering the number of Common Shares set forth below.  This Award is subject to all of the terms and conditions as set forth herein (the “Award Agreement”) and in the Plan, which is incorporated herein in its entirety.  Capitalized terms not otherwise defined herein shall have the meanings set forth in your Offer Letter, dated [  ] and if such terms are not so defined, the terms shall have the meanings.

Participant:
Date of Grant:
Number of Shares Subject to Award:
Purchase Period:

The details of your Award are as follows.

1.                                      CONSIDERATION.   Consideration for this Award is satisfied by your services to the Company and your purchase and retention of the Purchased Shares (as defined in Section 2(b) of this Award Agreement).

2.                                      VESTING.

(a)                                 In General.  Subject to the provisions of the Plan and this Award Agreement (including the provisions of Section 2(b) below), one-third (1/3rd) of the Award shall vest on the first anniversary of the Date of Grant and an additional one-third (1/3rd) of the Award shall vest each of the second and third anniversaries of the Date of Grant, provided Participant is employed on the relevant vesting date.  Settlement of vested Awards shall be pursuant to Section 4 below.

(b)                                 Additional Forfeiture Provisions.  Notwithstanding the provisions of Section 2(a), if (i) prior to the third anniversary of the Date of Grant, you sell (or otherwise dispose of in a manner not specifically approved by the Committee) any Purchased Shares or Net Shares (as defined in Section 3 of this Award Agreement) or (ii) prior to the date that is six months following the Date of Grant, you sell (or otherwise dispose of in a manner not specifically approved by the Compensation Committee) any Common Shares held by you, whether or not Purchased Shares, in either case, an equal number of unvested Matching Restricted Stock Units (up to the maximum number of Matching Restricted Stock Units unvested as of the date of sale or disposition) shall be forfeited with the Matching Restricted Stock Units next scheduled to vest being forfeited first.  In addition, to the extent, following the Date of Grant, the Company becomes aware that you sold Common Shares in the six month period prior to the Date of Grant, such that, had the Company been aware of such sale prior to the Date of Grant, some or all of the Matching Restricted Stock Units would not have been granted to you pursuant to the terms of this Award Agreement, a number of Matching Restricted Stock Units (whether or not vested) equal to the number of Common Shares sold shall be forfeited, with the Matching Restricted Stock Units next scheduled to vest being forfeited first, and should it be determined that you were aware of such undisclosed sale or disposition at the time of the Grant Date, the Company may terminate your employment with the Company and its affiliates and such termination shall be deemed to be a termination for Cause for all purposes (including without limitation, for purposes of determining your right to separation pay under any agreement with the Company that you are a party to or any plan or policy of the Company and for purposes of determining the treatment of any Company equity awards that you may hold at the time of your termination).  For purposes of this Award Agreement, “Purchased Shares” shall mean the Common Shares that you purchase during the Purchase Period (as set forth above), or if you exercise a previously granted option during the Purchase Period, a number of Common Shares acquired in connection with such exercise equal to the aggregate exercise price divided by the Market Price of a Common Share on the date of exercise; provided, however, that the aggregate number of Purchased Shares shall not exceed the number of Matching Restricted Stock Units granted to you hereunder.  For the avoidance of doubt, the net settlement of any previously granted equity awards to satisfy exercise price or tax withholding obligations shall not be considered a sale or other disposition of Common Shares for purposes of this Award Agreement.

(c)                                  Notification Requirements.  You hereby agree to notify the Company of (i) any Common Shares that you sell prior to the date that is six months following the Date of Grant, (ii) any Purchased Shares that you sell prior to the third anniversary of the Date of Grant, and (iii) any Net Shares (as defined in Section 3(a) of this Award Agreement) that you sell prior to the third anniversary of the Date of Grant and the Company, in its sole discretion, has the authority to determine whether such sale results in the forfeiture of any Matching Restricted Stock Units in accordance with the terms of this Award Agreement.  In addition, you agree that, through the third anniversary of the Date of Grant, the Purchased Shares and Net Shares shall be held with one or more brokers or institutions specified by the Company, that such broker or institution may provide information to the Company with respect to any transaction involving the Purchased Shares or Net Shares, and that the Company shall have no responsibility or liability with respect to the actions or creditworthiness of such broker or institution.

(d)                                 Vesting Acceleration. In the event that (i) your Continuous Service is terminated (x) by the Company for any reason other than on account of Cause or (y) by you for Good Reason, in either case within twelve (12) months following a Change of Control or (ii) your Continuous Service is terminated by the Company due to your death, then the Matching Restricted Stock Units will immediately vest and be settled in shares as soon as practicable (but not more than sixty (60) days) thereafter.

3.                                      SALES RESTRICTION.

(a)                                 In General.  Following the settlement of the vested Matching Restricted Stock Units subject to your Award in Common Shares pursuant to Section 4 of this Award

Agreement, you may not sell, assign, transfer or otherwise dispose of the “Net Shares” (as defined below) transferred to you upon settlement of such vested Matching Restricted Stock Units in Common Shares until the earliest of (i) three (3) years following the Date of Grant; (ii) a Change of Control; or (iii) the day immediately following your last day of employment.  You may be required to execute and deliver such other agreements as may be reasonably requested by the Company that are consistent with the foregoing or that are necessary to give further effect thereto.  In order to enforce the foregoing, the Company may impose stop-transfer instructions with respect to such Common Shares until the end of such period, or place legends on stock certificates issued pursuant to the Plan restricting the transfer of such shares until the end of such period.  For purposes of this Award Agreement, the term “Net Shares” shall mean the net number of Common Shares transferred to you upon settlement of the vested Matching Restricted Stock Units after subtracting any such Common Shares withheld by the Company in payment of tax withholding obligations applicable to such settlement.

(b)                                 Exception.  Notwithstanding the restrictions in this Award Agreement that do not permit you to sell, assign, transfer or otherwise dispose of the Purchased Shares, Common Shares or Net Shares, you are permitted to transfer any such shares without penalty under either of the foregoing circumstances: (i) you may contribute any such shares to a limited partnership where all partners are members of your family (“Family Limited Partnership”) or a Grantor Retained Annuity Trust (“GRAT”) or a like-vehicle, provided that the Family Limited Partnership, GRAT, or like-vehicle (x) does not allow the shares to be sold, assigned, transferred or otherwise disposed of during the applicable restricted period with respect to such shares, (y) in the case of a GRAT, you shall at all times remain the trustee of the GRAT, and (z) in the case of a Family Limited Partnership or such like-vehicle, you retain “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Securities Act) of such shares; and (ii) you may pledge such shares as collateral for loans, provided that (A) you represent to the Company that you will not default or otherwise cause such collateral to be liquidated, transferred or sold during the applicable restricted period, (B) there is an independent reasonable basis to conclude that none of the shares used as collateral are likely to be sold to satisfy a debt during the applicable restricted period with respect to such shares, and (C) you agree to substitute other collateral for such shares (with collateral that is not Common Shares) in the event that such collateral would have to be liquidated, transferred or sold during the applicable restricted period with respect to such shares.

4.                                      DISTRIBUTION OF COMMON SHARES.  The Company will deliver to you a number of Common Shares equal to (i) the number of Matching Restricted Stock Units subject to your Award that become vested in accordance with the terms of this Award Agreement,  plus (ii) any Matching Restricted Stock Units resulting from dividend equivalents credited with respect to such Matching Restricted Stock Units in accordance with Section 6 of this Award Agreement, as soon as practicable (but, subject to Section 7(c)(vi) of the Plan regarding blackout restrictions, in any event no later than sixty (60) days) following the date on which such Matching Restricted Stock Units become vested; provided, that, notwithstanding anything in the Plan to the contrary, if the Company terminates your service for Cause prior to the date on which the Common Shares are distributed to you, you shall forfeit any right to such distribution of Common Shares.

5.                                      NUMBER OF SHARES. The number of Common Shares subject to your Award may be adjusted from time to time for capital adjustments, as provided in the Plan. The Company will establish a bookkeeping account to reflect the number of Matching Restricted Stock Units standing to your credit from time to time. However, you will not be deemed to be the holder of, or to have any of the rights of a stockholder with respect to, any Common Shares subject to your Award (including but not limited to stockholder voting rights) unless and until the shares have been delivered to you in accordance with Section 4 of this Award Agreement.

6.                                      DIVIDEND EQUIVALENTS. The bookkeeping account maintained for your Award shall, until the vesting date or termination and cancellation or forfeiture of the Matching Restricted Stock Units pursuant to the terms of this Award Agreement, be allocated additional Matching Restricted Stock Units on the payment date of dividends on the Company’s Common Shares. Such dividends will be converted into additional Common Shares covered by the Matching Restricted Stock Units by dividing (i) the aggregate amount or value of the dividends paid with respect to that number of Common Shares equal to the number of shares covered by the Matching Restricted Stock Units by (ii) the Market Price per Common Share on the payment date for such dividend. Any such additional Matching Restricted Stock Units shall have the same vesting dates and vest in accordance with the same terms as the Matching Restricted Stock Units granted under this Award Agreement.

7.                                      COMPLIANCE WITH SECTION 409A OF THE INTERNAL REVENUE CODE. The Award is intended to comply with section 409A of the Code to the extent subject thereto, and shall be interpreted in accordance with section 409A of the Code and treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Date of Grant.  Notwithstanding any provision in the Plan to the contrary, no payment or distribution under this Plan that constitutes an item of deferred compensation under section 409A of the Code and becomes payable by reason of your termination of employment or service with the Company shall be made to you until your termination of employment or service constitutes a separation from service within the meaning of section 409A of the Code.  For purposes of this Award, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of section 409A of the Code.  Notwithstanding any provision in the Plan to the contrary, if you are a specified employee within the meaning of section 409A of the Code, then to the extent necessary to avoid the imposition of taxes under section 409A of the Code, you shall not be entitled to any payments upon a termination of your employment or service until the earlier of:  (i) the expiration of the six (6)-month period measured from the date of your separation from service or (ii) the date of your death.  Upon the expiration of the applicable waiting period set forth in the preceding sentence, all payments and benefits deferred pursuant to this Section 7 (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such deferral) shall be paid to you in a lump sum as soon as practicable, but in no event later than sixty (60) calendar days, following such expired period, and any remaining payments due under this Award will be paid in accordance with the normal payment dates specified for them herein.  Notwithstanding any provision of the Plan to the contrary, in no event shall the Company or any affiliate be liable to you on account of an Award’s failure to (i) qualify for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment under U.S. or foreign law, including, without limitation, section 409A of the Code.

8.                                      SECURITIES LAW COMPLIANCE. You may not be issued any Common Shares under your Award unless the shares are either (i) then registered under the Securities Act or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award must also comply with other applicable laws and regulations governing the Award, and you shall not receive such shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.

9.                                      RESTRICTIVE LEGENDS. The Common Shares issued under your Award shall be endorsed with appropriate legends, if any, determined by the Company.

10.                               TRANSFERABILITY. Except as otherwise permitted by the Committee in accordance with the terms of the Plan, your Award is not transferable, except by will or by the laws of descent and distribution. Notwithstanding the foregoing, by delivering written notice to the Company, in the form prescribed by the Company, you may designate a third party who, in the event of your death, will thereafter be entitled to receive any distribution of Common Shares pursuant to Section 4 of this Award Agreement.

11.                               AWARD NOT A SERVICE CONTRACT. Your Award is not an employment or service contract, and nothing in your Award will be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or an affiliate, or on the part of the Company or an affiliate to continue such service. In addition, nothing in your Award will obligate the Company or an affiliate, their respective stockholders, boards of directors or employees to continue any relationship that you might have as an employee of the Company or an affiliate.

12.                               UNSECURED OBLIGATION. Your Award is unfunded and you will be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue Common Shares pursuant to this Award Agreement. You will not have voting or any other rights as a stockholder of the Company with respect to the Common Shares subject to your Award until such Common Shares are delivered to you pursuant to Section 4 of this Award Agreement. Upon such delivery, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Award Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

13.                               WITHHOLDING OBLIGATIONS. On or before the time you receive a distribution of Common Shares pursuant to your Award, or at any time thereafter as requested by the Company, you hereby authorize any required withholding from the Common Shares, payroll and any other amounts payable or issuable to you and/or otherwise agree to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any affiliate which arise in connection with your Award (the “Withholding Taxes”).  You may direct the Company to withhold Common Shares with a Fair Market Value (measured as of the date Common Shares are delivered pursuant to Section 4) equal to the amount of such Withholding Taxes; provided, however, that the number of such Common Shares so withheld shall not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income.

14.                               NOTICES. Any notices provided for in your Award or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

15.                               HEADINGS. The headings of the Sections in this Award Agreement are inserted for convenience only and will not be deemed to constitute a part of this Award Agreement or to affect the meaning of this Award Agreement.

16.                               AMENDMENT. Nothing in this Award Agreement shall restrict the Company’s ability to exercise its discretionary authority pursuant to Section 4 of the Plan; provided, however, that no such action may, without your consent, adversely affect your rights under your Award and this Award Agreement. Without limiting the foregoing, the Board (or appropriate committee thereof) reserves the right to change, by written notice to you, the provisions of this Award Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change will be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.

17.                               MISCELLANEOUS.

(a)                                 The rights and obligations of the Company under your Award will be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b)                                 You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c)                                  You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

(d)                                 This Award Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)                                  All obligations of the Company under the Plan and this Award Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

18.                               GOVERNING PLAN DOCUMENT. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan,.  In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan will control; provided, however, for avoidance of doubt, terms contained in the Award Agreement but not in the Plan shall not constitute a conflict and such terms in the Award Agreement shall control.. The Committee will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee will be final and binding upon you, the Company, and all other interested persons. No member of the Board or the Committee will be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Award Agreement.

19.                               EFFECT ON OTHER EMPLOYEE BENEFIT PLANS. The value of the Award subject to this Award Agreement will not be included as compensation, earnings, salaries, or other similar terms used when calculating the employee’s benefits under any employee benefit plan sponsored by the Company or any affiliate except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any affiliate’s employee benefit plans.

20.                               CHOICE OF LAW. The interpretation, performance and enforcement of this Award Agreement will be governed by the law of the Province of Ontario and the laws of Canada.

21.                               SEVERABILITY. If all or any part of this Award Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Award Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Award Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

Exhibit D

General Waiver & Release

This Legal Release (“Release”) dated as of the last date executed below (the “Release Date”) is between Valeant Pharmaceuticals International, Inc. (the “Company”) and Howard Schiller (“Employee”).

Employee Release. For and in consideration of the severance payments and benefits payable to Employee pursuant to the Employment Agreement, dated as of [                      ], 2011, between the Company and Employee (the “Employment Agreement”)), Employee, on behalf of himself, and Employee’s heirs, executors, administrators, and/or assigns, does hereby RELEASE AND FOREVER DISCHARGE the Company, together with its parents, subsidiaries, affiliates, predecessors, and successor corporations and business entities, past, present and future, and its and their agents, directors, officers, employees, shareholders, insurers and reinsurers, and employee benefit plans (and the trustees, administrators, fiduciaries, agents, insurers, and reinsurers of such plans) past, present and future, and their heirs, executors, administrators, predecessors, successors, and assigns (collectively, the “RELEASEES”), of and from any and all legally waivable claims, causes of actions, suits, lawsuits, debts, promises, agreements and demands whatsoever in law or in equity, known or unknown, suspected or unsuspected, which Employee or which Employee’s heirs, executors administrators, or assigns hereafter ever had, now have, or may have, from the beginning of time to the date Employee executes this Release arising out of or attributable to (i) Employee’s employment, consultancy, directorship or other service relationship with the Company or any Releaseees or the termination of such relationship or service or (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date of this Release, in each case, except as expressly set forth herein. This general waiver and release does not include any claims, causes of actions, suits, lawsuits, debts, and demands whatsoever in law or in equity, known or unknown, suspected or unsuspected, which may come into existence post the date of this Release.

The claims being waived and released include, without limitation:

a. any and all claims of violation of any foreign or United States federal, state, provincial and local law arising from or relating to Employee’s recruitment, hire, employment and termination of employment with the Company;

b. any and all claims of wrongful discharge, emotional distress, defamation, misrepresentation, fraud, detrimental reliance, breach of contractual obligations, promissory estoppel, negligence, assault and battery, and violation of public policy;

c. all claims to disputed wages, compensation, and benefits, including any claims for violation of applicable state laws relating to wages and hours of work;

d. any and all claims for violation of any state or federal statute or regulation relating to termination of employment, unlawful discrimination, harassment or retaliation under applicable federal, state and local constitutions, statutes, laws, and regulations (which includes, but is not limited to, the Age Discrimination in Employment Act, as amended (“ADEA”), Title VII of the

Civil Rights Act of 1964, 42 U.S.C. 1981, the Employee Retirement Income Security Act (“ERISA”), the Family and Medical Leave Act of 1993, the Americans with Disabilities Act, the Rehabilitation Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the New Jersey Law Against Discrimination and Conscientious Employee Protection Act, the California Fair Employment and Housing Act and the California Family Rights Act), the Ontario Employment Standards Act, 2000, Human Rights Code, and Workplace Safety and Insurance Act; and

e. any and all claims for monetary damages and any other form of personal relief.

In waiving and releasing any and all claims against the Releasees, whether or not now known to Employee, Employee understands that this means that, if Employee later discovers facts different from or in addition to those facts currently known by Employee, or believed by Employee to be true, the waivers and releases of this Release will remain effective in all respects — despite such different or additional facts and Employee’s later discovery of such facts, even if Employee would not have agreed to this Release if Employee had prior knowledge of such facts.

Notwithstanding any provision of this Release to the contrary, by executing this Release, Employee is not waiving and releasing any and all claims Employee may have for:

a. unemployment, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable state law;

b. continuation of existing participation in Company-sponsored group health benefit plans under the United States federal law known as “COBRA” and/or under any applicable state counterpart law;

c. any benefit entitlements that are vested or accrued as of the date of termination pursuant to the terms of a Company-sponsored benefit plan, policy or other arrangement, whether or not governed by the United States federal law known as “ERISA;”

e. violation of any foreign or United States federal, state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable;

f. any claims, causes of actions, suits, lawsuits, debts, or demands whatsoever arising out of or relating to the Employee’s right to enforce the terms of this Release, the Employment Agreement;

g. any rights or claims for indemnification under any written agreements with any of the Releasees, the charter, by-laws or operating agreements of the Company, or under applicable law or the Employment Agreement, or any rights as an insured, or to coverage, under any director’s and officer’s liability insurance policy;

h. any claims relating to Employee’s rights under the Employment Agreement that are intended to survive the termination of Employee’s employment (including, without limitation, any rights to receive or the Company’s obligations to pay Employee the severance benefits under the Employment Agreement or any acceleration or other rights in respect of the equity compensation awards contemplated thereby); and

i.  any wrongful act or omission occurring after the date Employee signs this Release.

Nothing in this Release shall prevent Employee from filing a charge with the Equal Employment Opportunity Commission (or similar state or local agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state or local agency); provided, however, that Employee acknowledges and agrees that any claims by Employee for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) hereby are barred.

No Admission. Nothing about the fact or content of this Release shall considered to be or treated by Employee or the Company as an admission of any wrongdoing, liability or violation of law by Employee or by any Releasee.

Consideration & Revocation Periods; Effective Date. Employee acknowledges that (a) the Company has advised him in this writing of his right to consult with an attorney prior to signing this Release; (b) he has carefully read and fully understands all of the provisions of this Release, and (c) he is entering into this Release, including the releases set forth herein, knowingly, freely and voluntarily in exchange for good and valuable consideration (including, but not limited to, the payments to be made under the Employment Agreement, to which he would not be entitled in the absence of signing this Release). Employee has twenty-one (21) calendar days to consider this Release, although Employee may sign it sooner, but not before [   ].

In addition, for the period of seven (7) calendar days after the date Employee signs this Release (“7-day Revocation Period”), Employee may revoke it by delivering written notice of revocation to the Company by hand-delivery or by facsimile or e-mail transmission using the street, facsimile or e-mail address for the Company stated below.

Because of this 7-day Revocation Period, this Release will not become effective and enforceable until the eighth calendar day after the date Employee signed it, provided that Employee has delivered Employee’s signed Release to the Company, and Employee did not revoke the Release.

Delivery to the Company. Employee should return this Release, signed by Employee (and any notice of revocation, if applicable) to:

Valeant Pharmaceuticals International, Inc.
7150 Mississauga Road
Mississauga, Ontario
L5N 8M5
Attn: General Counsel

Judicial Interpretation/Modification; Severability. In the event that this Release shall be held to be void, voidable, unlawful or, for any reason, unenforceable, the Release shall be voidable at the sole discretion of the Company.

Changes to Release. No changes to this Release can be effective except by another written agreement signed by Employee and by the Company’s Senior Vice President of Human Resources.

Complete Agreement. Except for the Employment Agreement and any equity or other employee benefit plans, programs or policies referenced herein or therein, this Release, assuming it is executed and not revoked during the 7-day Revocation Period, cancels, supersedes and replaces any and all prior agreements (written, oral or implied-in-fact or in-law) between Employee and the Company regarding all of the subjects covered by this Release. This Release, together with the Employment Agreement and any equity or other employee benefit plans, programs or policies referenced herein or therein, is the full, complete and exclusive agreement between Employee and the Company regarding all of the subjects covered by this Release, and neither the Employee nor the Company is relying on any representation or promise that is not expressly stated in this Release.

Dated:	By:

I HAVE READ THIS RELEASE. I UNDERSTAND THAT I AM GIVING UP IMPORTANT RIGHTS. I AM AWARE OF MY RIGHT TO CONSULT WITH AN ATTORNEY OF MY OWN CHOOSING DURING THE CONSIDERATION PERIOD, AND THAT THE COMPANY HAS ADVISED ME TO UNDERTAKE SUCH CONSULTATION BEFORE SIGNING THIS RELEASE. I SIGN THIS RELEASE FREELY AND VOLUNTARILY, WITHOUT DURESS OR COERCION.

Dated:

Howard Schiller